UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2018

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 21, 2018, Synergy Pharmaceuticals Inc. (the “Company”) and certain of its subsidiaries entered into a Limited Forbearance Agreement  (the “Forbearance Agreement”) with CRG Servicing LLC, as administrative agent and collateral agent and the lenders party thereto (collectively, the “Lenders”) with respect to the Company’s Term Loan Agreement dated as of September 1, 2017 (as amended, modified or otherwise supplemented from time to time, the “Term Loan Agreement”) with the Lenders.

Pursuant to the Forbearance Agreement, the Lenders have agreed to temporarily forbear from exercising their respective rights and remedies in connection with a default relating to the Term Loan Agreement for the period commencing on November 20, 2018 and ending on the earlier to occur of (i) December 5, 2018 (11:59 p.m. Central time) and (ii) the occurrence of any additional default or Event of Default (as defined in the Term Loan Agreement) other than a Liquidity Covenant Default (as defined in the Forbearance Agreement) under the Term Loan Agreement.  The default covered under the Forbearance Agreement is the failure to maintain an Average Market Capitalization (as defined in the Term Loan Agreement), calculated on a trailing five (5) trading day basis, in an amount equal to at least 200% of the aggregate outstanding principal amount of the term loan (the “Default”). Pursuant to the Forbearance Agreement, the Company acknowledged and agreed that the Default occurred no later than October 30, 2018 and has continued to date, and the Lenders acknowledged, confirmed and agreed that they waived the Default through and including November 20, 2018.

The foregoing is a summary of the material terms of the Forbearance Agreement. Investors are encouraged to review the entire text of the Forbearance Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated herein by reference.

Item 2.04                                           Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.04.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21 2018,  the Company entered into a separation agreement (the “Agreement”) with Dr. Patrick Griffin, the Company’s Chief Medical Officer, pursuant to which, among other things, in exchange for an executed general release from Dr. Griffin, Dr. Griffin agreed to provide up to 7.9 hours a week of consulting services to the Company during the period from November 21, 2018 to January 21, 2019  and the Company shall pay Dr. Griffin $100,000, plus $500 per hour for each hour of consulting services so provided (the “Hourly Fee”).  Additionally, the Company agreed to pay Dr. Griffin $329,525 in consideration of his execution and non-revocation of the Agreement (the “2019 Severance Amount”).  Payment of such amount will be made in equal quarterly installments of $82,381.25 on the last day of each calendar quarter in 2019, subject to earlier payment in full immediately upon the occurrence of a change in control event that satisfies the requirements of Treasury

Regulation 1.409A-3(i)(5)(v), (vi) or (vii).  Any 2019 Severance Amount payable shall be offset, dollar for dollar, by any amounts of the Hourly Fee that have been paid prior to such payment.  In consideration of the Company’s obligations under the Agreement, Dr. Griffin released all rights and claims, known or unknown, against the Company, its affiliates, their successors and assigns, and their respective officers, directors, employees and representatives, arising through the date Dr. Griffin executed the Agreement, related to Dr. Griffin’s employment or  termination of employment with the Company, or arising under any agreement with the Company or the other releasees.

The foregoing description of the Agreement is not intended to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits.

10.1

Limited Forbearance Agreement, dated as of November 21, 2018, among Synergy Pharmaceuticals Inc., certain of its subsidiaries, CRG Servicing LLC, as administrative agent and collateral agent and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   November 26, 2018

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Troy Hamilton
Troy Hamilton
Chief Executive Officer